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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                          FiberNet Telecom Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    315653105
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 315653105                  13G/A                 Page  2  of  8  Pages
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sargon Capital International Fund Ltd.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 53,163,549
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  53,163,549
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           53,163,549
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.1%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 315653105                  13G/A                 Page  3  of  8  Pages
--------------------------------------------------------------------------------


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sargon Capital, LLC
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    53,163,549
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  53,163,549
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           53,163,549
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.1%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 315653105                  13G/A                 Page  4  of  8  Pages
--------------------------------------------------------------------------------


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ms. Margaret Chu
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    53,163,549
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  53,163,549
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           53,163,549
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.1%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 315653105                  13G/A                 Page  5  of  8  Pages
--------------------------------------------------------------------------------

ITEM 1.

(a)      Name of Issuer: FiberNet Telecom Group, Inc.

(b)      Address of Issuer's Principal Executive Offices:

         570 Lexington Avenue
         New York, New York 10022

ITEM 2.

(a)      Name of Person Filing:
(b)      Address of Principal Business Office or, if none, Residence:
(c)      Citizenship:

         Sargon Capital International Fund Ltd. (the "Reporting Person") c/o Sargon Capital, LLC
         6 Louis Drive
         Montville, NJ  07045
         British Virgin Islands corporation

         Sargon Capital, LLC (the "General Partner")
         6 Louis Drive
         Montville, NJ  07045
         Delaware limited liability company

         Ms. Margaret Chu ("Ms. Chu")
         Sole Managing member of the General Partner
         6 Louis Drive
         Montville, NJ  07045
         United States citizen

(d)      Title of Class of Securities: Common Stock, par value $.001 per share

(e)      CUSIP Number:  315653105


ITEM 3.  IF  THIS   STATEMENT  IS  FILED  PURSUANT  TO   SS.SS.240.13D-1(B)  OR
         240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable.

CUSIP No. 315653105                  13G/A                 Page  6  of  8  Pages
--------------------------------------------------------------------------------

ITEM 4.  OWNERSHIP.

The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      AS OF DECEMBER 31, 2002:

      1. The Reporting Person:
         --------------------

(a)   Amount beneficially owned: 53,163,549 shares of Common Stock

(b)   Percent of class:  5.1%

(c)   Number of shares as to which the person has:

      (i)   Sole power to vote or to direct the vote: 53,163,549

      (ii)  Shared power to vote or to direct the vote:  0

      (iii) Sole power to dispose or to direct the disposition of:  53,163,549

      (iv)  Shared power to dispose or to direct the disposition of: 0


      2. The General Partner - same as Ms. Chu, see below.
         ------------------------------------------------

      3. Ms. Chu:
         --------

(a)   Amount beneficially owned: 53,163,549 shares of Common Stock

(b)   Percent of class:  5.1%

(c)   Number of shares as to which the person has:

      (i)   Sole power to vote or to direct the vote: 0

      (ii)  Shared power to vote or to direct the vote:  53,163,549

      (iii) Sole power to dispose or to direct the disposition of:  0

      (iv)  Shared power to dispose or to direct the disposition of: 53,163,549

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable.

CUSIP No. 315653105                  13G/A                 Page  7  of  8  Pages
--------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

CUSIP No. 315653105                  13G/A                 Page  8  of  8  Pages
--------------------------------------------------------------------------------

ITEM 10. CERTIFICATION

         By signing below, the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of the Reporting Person's knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2003

                                   SARGON CAPITAL INTERNATIONAL FUND LTD.
                                   By:  Sargon Capital, LLC,
                                        its General Partner



                                   By: /s/ Margaret Chu
                                      ----------------------------------
                                        Name:   Margaret Chu
                                        Title:  Managing Member



                                   SARGON CAPITAL, LLC


                                   By: /s/ Margaret Chu
                                      ----------------------------------
                                        Name:   Margaret Chu
                                        Title:  Managing Member



                                       /s/ Margaret Chu
                                      ----------------------------------
                                        Margaret Chu